Exhibit 99.1

Cue Biopharma Reports Second Quarter 2026 Financial Results and Recent Business Highlights

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Announced recent Investigational New Drug (IND) submission to the FDA for CUE-221 in food allergy applications
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Completed a $50 million private placement (PIPE) to further fund clinical development and the portfolio with significant potential for value-inflection
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Strengthened the leadership team with the appointments of the Chief Medical Officer and Head of R&D and the Chief Financial Officer
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Operating results reflected higher expenditures related to the licensing and initiation of the CUE-221 development program, driven by one-time non-cash charges and acquisition-related payments

BOSTON, August 14, 2026 – Cue Biopharma, Inc. (Nasdaq: CUE), a clinical stage biopharmaceutical company targeting transformative therapies for immune-mediated diseases, today reported second quarter 2026 financial results as well as recent business highlights.

“I am pleased with our progress this quarter, advancing our pipeline and strengthening our position for long-term growth,” said Shao-Lee Lin, M.D., Ph.D., president and chief executive officer of Cue Biopharma. “The CUE-221 license agreement augments our portfolio and opportunities, and the higher expenditures this quarter reflect expected one-time non-cash items and payments related to the transaction. Combined with our recent CUE-221 IND submission, financing with high-quality investors, and strategic leadership additions, we believe we are well positioned for the next phase of execution. We look forward to anticipated CUE-221 Phase 2 data by the end of this quarter and remain on track to initiate a CUE-401 Phase 1 study by the end of the year.”

Business, Financial and Leadership Highlights

Milestones

CUE-221

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Recently submitted an IND to the FDA in food allergy applications

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Phase 2 data readout in Chronic Spontaneous Urticaria anticipated by the end of the third quarter of 2026

CUE-401

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Company anticipates submitting an IND to the FDA and initiating a Phase 1 clinical study by year-end 2026

Financial and Corporate

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Completed a private placement for gross proceeds of $50 million primarily to support clinical development, pipeline advancement, and infrastructure growth

Leadership

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Dr. Dominic Borie, Chief Medical Officer and Head of Research and Development, physician-scientist and immunology leader with deep expertise in immunology, joined Cue to help advance key clinical programs in allergic and autoimmune diseases
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Mr. James M. Ahlers, Chief Financial Officer, a veteran biotechnology finance executive, joined Cue to help strengthen the Company’s financial leadership and the infrastructure needed to support execution of its corporate strategy

Second Quarter 2026 Financial Results
Second quarter revenue was $7.9 million, compared to $3.0 million in the second quarter of 2025. The increase in 2026 was due to revenue earned from the Boehringer Ingelheim collaboration and license agreement upon achievement of a preclinical milestone triggered in the second quarter of 2026.

Research and development expenses were $49.0 million for the three months ended June 30, 2026, compared to $7.9 million in 2025. The increase primarily consisted of one-time cash payments of approximately $20.0 million, including the upfront payment to Ascendant, and transaction-related costs. Additionally, approximately $20.0 million of expense was recognized as the fair value of warrants issued to Ascendant pursuant to the license agreement, with a corresponding credit to shareholders’ equity resulting in no net impact on stockholders’ equity.

General and administrative expenses were $46.6 million for the three months ended June 30, 2026, compared to $3.7 million in 2025. The increase was primarily attributable to one-time expenses incurred in connection with the Company's strategic transformation, including approximately $23.0 million related to integration with a newly assembled, complementary management team and transaction-related costs, as well as approximately $19.7 million of non-cash stock-based compensation expense recognized during the quarter.

Other income and expense for the three months ended June 30, 2026, primarily comprised a net non-cash loss of $63.1 million related to the license agreement with Ascendant. As a result, a loss on issuance of liability-classified warrants was recognized, partially offset by a gain on the fair value measurement of warrants issued.

Net loss for the three months ended June 30, 2026 was $153.1 million, compared to $8.5 million in 2025. The increase was primarily due to one-time non-cash losses accounted for in other income, and one-time expenses related to the license agreement.

As of June 30, 2026, the Company had $17.4 million in cash and cash equivalents after incurring one-time cash outflows related to the license agreement. Subsequent to June 30, 2026, the Company completed a $50 million private placement financing.

Cue Biopharma, Inc.
Condensed Consolidated Statement of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Collaboration revenue	$7,877	$2,954	$13,563	$3,374
Operating expenses:
General and administrative	46,565	3,679	50,717	7,852
Research and development	49,007	7,910	55,904	16,457
Gain on lease termination	—	—	(10)	—
Total operating expenses	95,572	11,589	106,611	24,309
Loss from operations	(87,695)	(8,635)	(93,048)	(20,935)
Other income (expense):
Interest income	157	198	336	368
Interest expense	(5)	(45)	(9)	(172)
Loss on issuance of liability-classified warrants and related issuance costs	(90,011)	—	(90,011)	—
Changes in fair value of financial instruments	24,487	—	24,487	—
Total other income (expense), net	(65,372)	153	(65,197)	196
Net loss	$(153,067)	$(8,482)	$(158,245)	$(20,739)
Net loss per common share – basic and diluted	$(24.14)	$(2.67)	$(28.39)	$(7.33)
Weighted average common shares outstanding – basic and diluted	6,340,844	3,181,980	5,574,272	2,828,568

Cue Biopharma, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, In thousands)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$17,392	$27,136
Other assets	13,315	15,076
Total assets	$30,707	$42,212
Liabilities and stockholders’ equity
Liabilities	$28,397	$15,780
Stockholders' equity	2,310	26,432
Total liabilities and stockholders’ equity	$30,707	$42,212

About Cue Biopharma

Cue Biopharma (Nasdaq: CUE) is a clinical stage biopharmaceutical company focused on advancing a portfolio of potentially transformative therapies aimed at enabling functional cures across immunological disorders. Its lead asset, CUE-221, is a novel anti-IgE antibody with a dual mechanism of action, currently in Phase 2 development for allergic diseases. In addition, Cue developed the Immuno-STAT® platform which selectively targets disease-specific T cells in vivo without broad immune modulation. Its lead autoimmune candidate, CUE-401, is advancing towards Phase 1 and was designed to regulate inflammation and drive Treg-mediated tolerance. Cue is led by an experienced management team with deep expertise in identifying, acquiring, and advancing promising drug candidates.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, the company’s belief regarding the potential benefits and applications of its drug candidates and programs, including the company’s plans to further advance its differentiating Immuno-STAT platform and its lead asset, CUE-221, and its lead autoimmune candidate, CUE-401, including expected timing of clinical trial initiation and data readout; the company’s expectations for its newly appointed executive officers and their contributions to the company; the expected benefits from the company’s license agreement with Ascendant; and expectations regarding the company’s growth, and the company’s business strategies, plans, and prospects. Forward-looking statements, which are based on certain assumptions and describe the company’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy,” “future,” “likely,” “promise,” “potential” or other comparable terms, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts included in this press release regarding the company’s strategies, prospects, financial condition, operations, costs, plans, and objectives are forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the company’s ability to maintain and establish collaboration, licensing and other arrangements; the company’s limited operating history, limited cash and a history of losses; the company’s ability to obtain adequate financing to fund its business operations; the company’s ability to achieve profitability; potential setbacks in the company’s research and development efforts for its current and future drug product candidates, including negative or inconclusive results from its preclinical studies or clinical trials or the company’s ability to replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of its product candidates; serious and unexpected drug-related side effects or other safety issues experienced by participants in clinical trials; potential challenges associated with clinical trials conducted in China and the company’s access to, and acceptability of, the data therefrom; its ability to secure required FDA or other governmental approvals for its product candidates and the breadth of any approved indication; delays and changes in regulatory requirements, policy and guidelines including potential delays in submitting required regulatory applications to the FDA; the company’s reliance on licensors, collaborators, contract research organizations, suppliers and other business partners; ; the company’s ability to maintain and enforce necessary patent and other intellectual property protection; competitive factors; general economic and market conditions and the other risks and uncertainties described in the Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations

sections of the company’s most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Report(s) on Form 10-Q. Any forward-looking statement made by the company in this press release is based only on information currently available to the company and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Investor and Media Contact

Agnes Lee

Chief Investor Relations & Communications Officer

Marie Campinell

Senior Director, Corporate Communications

ir@cuebio.com
Cue Biopharma, Inc.